SENECA FINANCIAL CORP. ANNOUNCES MEMBER APPROVAL OF PLAN OF REORGANIZATION

 Baldwinsville, New York, September 29, 2017 — Seneca Financial Corp. (the "Company"), the proposed holding company for Seneca Savings (the "Bank"), announced today that the Bank's members approved the plan of reorganization from a mutual savings association to a mutual holding company and stock issuance plan pursuant to which the Bank will reorganize into the mutual holding company structure.  At the closing of the reorganization and offering, the Bank will become a wholly-owned subsidiary of the Company, and the Company will issue and sell 46% of its to be outstanding shares to subscribers in the offering, and will issue 54% of its shares to Seneca Financial MHC, the Company's proposed federally-chartered mutual holding company.

The number of shares to be sold in connection with the reorganization and stock offering will be based on a final appraisal and receipt of final regulatory approval. The Company will provide further information upon receipt of final regulatory approval.

Seneca Savings is a federally-chartered savings association serving the financial needs of its customers located in Onondaga County, New York and the contiguous counties.  Seneca Savings conducts business from its main office and two branch offices.

This press release contains certain forward-looking statements about the reorganization and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may."  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.
A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

For more information please contact:
Joseph G. Vitale
President and Chief Executive Officer, Seneca Savings
(315) 638-0233